Exhibit 99.1

press release

i2 Board of Directors Names Dr. Pallab K. Chatterjee CEO

DALLAS – May 13, 2008 – i2 Technologies, Inc. (NASDAQ: ITWO) today announced that its board of directors has named Dr. Pallab K. Chatterjee i2 chief executive officer (CEO). Chatterjee has been the Company’s interim CEO since July 31, 2007.

“We have been pleased with i2’s performance under Pallab’s leadership,” said Jackson L. Wilson Jr., executive chairman, i2 board of directors. “i2’s accomplishments during his tenure as interim CEO are noteworthy and have been done in a very competitive market under the most adverse circumstances. I am confident that he and the i2 management team will continue to deliver supply chain results to companies around the world.”

During Chatterjee’s tenure as interim CEO, i2 recorded two consecutive quarters of growth in total bookings and posted the Company’s highest total quarterly bookings in the last three years. A new sales execution model coupled with new services lines for the company’s Total Supply Chain Management approach have driven these results and increased backlog under Chatterjee’s leadership. Additionally, the company has delivered positive cash flow across this period.

Chatterjee joined i2 in January 2000 as chief operating officer and held numerous i2 leadership positions before assuming the role of executive vice president, Solutions Operations and chief delivery officer. During his tenure, Chatterjee has been integral to some of i2’s top sales and services efforts, including the company’s Supply Chain Leaders initiative. He has also been responsible for i2’s India operations, service delivery, and research and development. He has led i2 teams and key customers, including many of the Fortune 500, through supply chain transformations around the world. Chatterjee also possesses an in-depth understanding of i2’s leading supply chain solutions from a customer’s perspective, as he spent his early career at Texas Instruments Incorporated (TI). From 1976 until joining i2, Chatterjee served in several key executive officer positions with TI, including president of the company’s $1 billion Personal Productivity Products division, and senior vice president and chief information officer.

About i2

Throughout its 20-year history of innovation and value delivery, i2 has dedicated itself to building successful customer partnerships. As a full-service supply chain company, i2 is uniquely positioned to help its clients achieve world-class business results through a combination of consulting, technology, and managed services. i2 solutions are pervasive in a wide cross section of industries; 20 of the AMR Research Top 25 Global Supply Chains belong to i2 customers. Learn more at www.i2.com.

i2 Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding i2’s management team and its ability to deliver results to i2’s customers worldwide. For a discussion of certain factors which could impact the Company’s ability to enhance stockholder value, please refer to i2’s recent filings with the SEC, particularly the Quarterly Report on Form 10-Q filed May 12, 2008 and the Annual Report on Form 10-K filed March 17, 2008.

For More Information Contact:

Tom Ward	Beth Elkin
i2 Investor Relations	i2 Corporate Communications
469-357-3854	469-357-4225
tom_ward@i2.com	beth_elkin@i2.com